Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Class A, Class B, and Class C shares' Statement of Additional Information and to the inclusion therein of our report, dated December 5, 2005, on the financial statements of Pioneer Select Research Value Fund, Pioneer Select Research Growth Fund and Pioneer Global Select Equity Fund (each a fund of the Pioneer Series Trust V) as of November 29, 2005 as filed with the Securities and Exchange Commission in Pre-Effective Amendment Number 1 to the Registration Statement (Form N-1A, No. 333-129005) of Pioneer Series Trust V.


                                                     /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 12, 2005